EXHIBIT 99.1

BEST PRODUCTS REPORTS FIRST QUARTER RESULTS;
COMPANY REDEFINING STRATEGIC INITIATIVES

RICHMOND, Va., June 18, 1996 -- Best Products Co., Inc. (Nasdaq: BEST) today reported its 1996 first quarter net sales and operating results. The company also said that following the arrival of a new chief executive officer in late April, it has begun to redefine its strategic initiatives for repositioning the company.

First quarter net sales for the 13 weeks ended May 4, 1996  decreased  1.1% to $
269.8 million compared to $272.8 million for the same period the prior year. Comparable store net sales decreased 6.4% for the first quarter of 1996. The company reported a net loss of $1.11 a share for the first quarter of 1996 compared to a net loss of $.25 a share for the same period in 1995.

Gross margin during the first quarter of 1996 was $58.2 million compared to $66.6 million for the same period in the prior year. First quarter selling, general and administrative ("SG&A") expenses were $79.8 million this year compared to $72.2 million in 1995 due to higher payroll and occupancy expenses resulting from the opening of 15 stores in 1995, primarily during the last several months of the year.

The company stated that it is taking steps to reduce expenses by approximately $40 million on an annual basis, but these actions will not begin to be reflected in operating performance until the second half of fiscal 1996. The company also indicated that the exiting of certain merchandise categories and an increase in the mix of promotionally priced sales are expected to result in lower margin dollars, compared to fiscal 1995, through at least the second quarter of fiscal 1996. As a result, the company anticipates its operating performance will produce financial results in the second quarter of fiscal 1996 similar to those of the first quarter.

New Chairman and Chief Executive Officer Daniel H. Levy said, "The factors that contributed to the company's poor performance in the fourth quarter of 1995 - poor planning and weak marketing, resulting in sales, margin rate and margin dollar shortfalls continued to impact Best Products' performance during the first quarter of 1996. While we are addressing these issues, we anticipate they will continue to affect results in the near term. Best Products' business objectives this year are to continue to reduce expenses, to increase margin dollars and to stabilize our sales performance. We also believe it is paramount that the company transition to a non-catalog showroom form of retailing, and as announced earlier this year, we will be making significant changes to our outdated shopping process this fall. Best Products also has decided not to launch a broadcast advertising campaign in 1996. Instead, we believe the most effective way to communicate with our customers at this time is through the substantially stronger and more aggressive print marketing program we will implement this fall."

The company said it is progressing with the implementation of many of the strategic initiatives it announced earlier this year. Best Products has eliminated its annual fall catalog in favor of a significantly strengthened and more contemporary-looking print marketing program for the fall. The shopping experience at Best stores will become more customer friendly with the installation of a simplified shopping and payment process - including more self-service merchandise - that replaces the current, out-dated merchandise-order process. Through the fall Best Products will be exiting categories such as bicycles, home office electronics, video games, film processing, automotive electronics, some sporting goods and selected toys, calculators and music items. The company anticipates replacing the margin dollars contributed by those exit categories by adding basic domestics such as pillows and pads, as well as enhancing and emphasizing certain ongoing merchandise categories.

Levy said, "Best Products has already taken significant steps to reduce expenses, increase its margin rate and refine its merchandise assortments. We believe these measures, along with the enhancements to the shopping process, better execution at the store level and a stronger marketing program, will allow us to improve operating earnings in 1996 and set the stage for continued improvement during 1997."

This release contains forward-looking statements that are subject to risks and uncertainties, including but not limited to risks associated with the repositioning of the company, its strategic initiatives, and customer and vendor support for such changes. Additional discussions of factors that could cause actual results to differ materially from management's projections, forecasts, estimates, anticipations and expectations is contained in the company's Securities and Exchange Commission filings.

Best Products, a specialty retailer offering category-dominant assortments of jewelry and home furnishings, operates 169 Best stores in 23 states.

                                      # # #

                             BEST PRODUCTS CO., INC.

                            STATEMENTS OF OPERATIONS

                                   (Unaudited)


                                                                   Thirteen weeks ended
                                                        ----------------------------------------
                                                            May 4,                    April 29,
                                                             1996                       1995
                                                        --------------           ---------------
                                                  (Dollar amounts in thousands, except per share amounts)

Net sales                                                 $    269,791             $    272,759
Cost of goods sold                                             211,610                  206,167
                                                          ------------             ------------
  Gross margin                                                  58,181                   66,592

Selling, general and administrative expenses                    79,777                   72,212
Depreciation and amortization                                    5,503                    3,618
Interest expense, net                                            7,546                    4,194
                                                          ------------             ------------
  Loss before income tax benefit                               (34,645)                 (13,432)

Income tax benefit                                                --                      5,373
                                                          ------------             ------------
  Net loss                                                $    (34,645)            $     (8,059)
                                                          ============             ============

Net loss per common share                                 $      (1.11)            $      (0.25)
                                                          ============             ============

Weighted average common shares outstanding                  31,342,108               31,660,711
                                                          ============             ============



See accompanying notes to financial statements.







                             BEST PRODUCTS CO., INC.

                                 BALANCE SHEETS


                                                   May 4,     February 3,
                                                    1996          1996
                                                 ----------   ----------
                                               (Dollar amounts in thousands)

                                                        (Unaudited)

Assets
Current assets:
  Cash and cash equivalents                       $   9,607    $  29,003
  Merchandise inventories                           476,937      481,847
  Other current assets                               25,628       19,796
                                                  ---------    ---------
    Total current assets                            512,172      530,646

Property and equipment, net                         174,827      173,239
Other assets, net                                    10,141       12,755
                                                  ---------    ---------
     Total Assets                                 $ 697,140    $ 716,640
                                                  =========    =========
Liabilities and Stockholders' Equity
Current liabilities:
  Short-term borrowings                           $  47,926    $    --
  Current maturities of long-term debt
    and capital lease obligations                    22,714       20,895
  Accounts payable                                  107,375      128,834
  Accrued  expenses and other                        44,349       44,426
  Accrued  insurance                                 12,105       10,870
  Accrued  restructuring charges                     26,633       28,400
                                                  ---------    ---------
     Total current liabilities                      261,102      233,425

Long-term debt                                      120,206      129,833
Capital lease obligations                            80,518       83,312
Other liabilities                                    14,885       14,996
                                                  ---------    ---------
     Total Liabilities                              476,711      461,566
                                                  ---------    ---------

Stockholders' Equity
Common stock                                         31,342       31,345
Additional paid-in capital                          297,646      297,643
Retained earnings (accumulated deficit)            (105,219)     (70,574)
                                                  ---------    ---------
                                                    223,769      258,414
Loans under Stock Purchase Loan Plan                 (3,340)      (3,340)
                                                  ---------    ---------
     Total Stockholders' Equity                     220,429      255,074
                                                  ---------    ---------
     Total Liabilities and Stockholders' Equity   $ 697,140    $ 716,640
                                                  =========    =========